Advanced Energy Appoints David Reed to its Board of Directors

DENVER, Colo., February 2, 2022 — Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in highly engineered, precision power conversion, measurement and control solutions, today announced the appointment of David Reed to its board of directors.

“We are pleased to welcome David to the Advanced Energy board of directors,” said Grant Beard, chairman of the board of Advanced Energy. “David brings extensive experience and expertise that are complementary to the board, and I look forward to his contributions as we continue to grow in our served markets.”

“David is joining the Advanced Energy board at an opportune time as we accelerate our development of new precision power products and technologies and scale our manufacturing base,” said Steve Kelley, president and CEO. “David’s extensive experience leading global technology businesses and semiconductor manufacturing operations makes him a great fit on our board of directors.”

David Reed recently served for six years as executive vice president global operations of NXP Semiconductors N.V. In this role, Mr. Reed was responsible for NXP’s internal and external manufacturing operations, supply chain, information technology, total quality and procurement. Mr. Reed joined NXP as part of the merger with Freescale Semiconductor, where he had served as senior vice president manufacturing operations. Previously, Mr. Reed was vice president and general manager at GLOBALFOUNDRIES. He began his career at Texas Instruments in 1984, where he served for 26 years in a variety of leadership roles throughout the world. Mr. Reed received his undergraduate degree from Austin College, an undergraduate degree in Chemical Engineering from Texas A&M University and an MBA from the University of Dallas.

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in the design and manufacturing of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. AE’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial, manufacturing, telecommunications, data center computing and healthcare. With engineering know-how and responsive service and support around the globe, the company builds collaborative partnerships to meet technology advances, propel growth for its customers and innovate the future of power. Advanced Energy has devoted more than three decades to perfecting power for its global customers and is headquartered in Denver, Colorado, USA. For more information, visit www.advancedenergy.com.

Advanced Energy | Precision. Power. Performance.

Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com

For more information, contact:

Edwin Mok

Advanced Energy Industries, Inc.

(970) 407-6555

ir@aei.com

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Advanced Energy Industries, Inc.

1595 Wynkoop Street, Suite 800 | Denver, CO 80202 | USA | +1 (970) 221-4670 | advanced-energy.com